AMENDMENT NO. 4 TO INVESTMENT SUBADVISORY AGREEMENT

This Amendment to the Investment Subadvisory Agreement effective as of
October 1, 1999 (the "Agreement") by and among Vantagepoint Investment
Advisers, LLC, a Delaware limited liability company ("Client"),
Tukman Grossman Capital Management, Inc., a Delaware corporation
("Subadviser"), and The Vantagepoint Funds, a Delaware statutory trust shall be effective as of January 19, 2009.

      WHEREAS, the Client, Subadviser and The Vantagepoint Funds
entered into the Agreement for the management of the Vantagepoint
Growth Fund, a series of The Vantagepoint Funds;

      WHEREAS, the Client, Subadviser and The Vantagepoint Funds
desire to further amend the Agreement as set forth below.

      NOW, THEREFORE, in consideration of the mutual covenants
herein set forth, the parties hereto agree as follows:

1.  Section 6(b)  Reconciliations.  Section 6(b) of the Agreement
is hereby amended and restated as follows:

      (b)  Reconciliations.  On a daily basis, reports of the
Account's portfolio holdings and market values will be made available to Subadviser and Subadviser shall report as promptly as possible on the same business day to the Custodian and to Client any
discrepancies between the Custodian's records and those of the
Subadviser, including differences between the prices assigned to the securities in the Account and the prices that Subadviser believes should be assigned to them.  In addition, Subadviser shall
respond promptly to any request from Client for information needed to assist The Vantagepoint Funds in the valuation of any Account security, and to provide to Client such information as is in
Subadviser's possession.  On a monthly basis, Subadviser shall reconcile security and cash positions, and market values to
the Custodian's records and report discrepancies to
Client within ten (10) business days after the end of the month.

2. All other provisions of the Agreement, as previously amended, remain in full force and effect.

3. Unless otherwise defined in this Amendment, all terms
used in this Amendment shall have the same meaning given to
them in the Agreement.

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT:

 THE VANTAGEPOINT FUNDS, on behalf of the Vantagepoint
 Growth Fund

 By:
  Angela Montez, Secretary
  The Vantagepoint Funds

 Date: January __, 2009

 Approved by:
      Wayne Wicker, Chief Investment Officer
    Vantagepoint Investment Advisers, LLC

 Date: January __, 2009

      VANTAGEPOINT INVESTMENT ADVISERS, LLC

 By:
  Angela Montez, Assistant Secretary
  ICMA Retirement Corporation

 Date: January __, 2009

      Approved by:
      Wayne Wicker, Chief Investment Officer
    Vantagepoint Investment Advisers, LLC

 Date: January __, 2009

 TUKMAN GROSSMAN CAPITAL MANAGEMENT, INC.

 By:

 Title: ______

 Date: January __, 2009

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20914515.2

  (d)(105)

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